Release: October 20, 2021

CP reports third-quarter revenue growth of 4 percent; maintains full-year adjusted diluted EPS guidance

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced third-quarter revenues of $1.94 billion, diluted earnings per share ("EPS") of $0.70, adjusted diluted EPS1 of $0.88, an operating ratio ("OR") of 60.2 percent and an adjusted OR1 of 59.4 percent.

“The third quarter presented challenges across the supply chain, but the CP team’s commitment to the foundations of precision scheduled railroading enabled us to respond quickly and effectively to changing environments,” said Keith Creel, CP President and Chief Executive Officer. “We are committed to controlling what we can control, as CP continues to focus on providing service excellence to our customers and driving value for our shareholders.”

Third-quarter highlights
•Revenues increased by 4 percent to $1.94 billion, from $1.86 billion last year
•Reported diluted EPS of $0.70, a 20 percent decrease from $0.88 last year, and adjusted diluted EPS of $0.88, a 7 percent increase from $0.82 last year
•Reported OR, which includes Kansas City Southern ("KCS") acquisition-related costs, increased by 200 basis points to 60.2 percent from 58.2 percent
•Adjusted OR, which excludes the KCS acquisition-related costs, increased 120 basis points to 59.4 percent over last year's third-quarter OR of 58.2 percent

Updated outlook
CP now expects low single-digit volume growth in 2021, as measured in revenue ton-miles, compared to 2020. CP remains confident that it will deliver full-year double-digit adjusted diluted EPS growth2,3 in 2021.

CP’s revised guidance continues to assume other components of net periodic benefit recovery to increase by approximately $40 million versus 2020, an effective tax rate of approximately 24.6 percent and capital expenditure of $1.55 billion.

“Despite global supply chain issues and a challenging Canadian grain crop, we remain confident in our ability to deliver full-year double-digit adjusted diluted EPS growth,” said Creel. “The underlying demand environment remains strong, and our commitment to generate sustainable, profitable growth will not be distracted by elements outside our control.”

Additionally, CP will continue its work preparing to create the first single-line rail network linking the U.S., Mexico and Canada by combining with Kansas City Southern.

“The transitory issues over the past year have only reinforced the need for enhanced competition and optionality for North American shippers,” Creel said. “Our excitement about the opportunities ahead with the combined companies continues to grow.”

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America (“GAAP”) and, therefore, may not be comparable to similar measures presented by other companies. These measures are defined and reconciled in the Non-GAAP Measures supplementary schedule of this Earnings Release.

2 CP’s expectation for full year double-digit adjusted diluted EPS growth in 2021 is relative to 2020’s adjusted diluted EPS of $3.53. CP’s reported diluted EPS was $3.59 in 2020.

3 Although CP has provided a forward-looking non-GAAP measure (adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking adjusted diluted EPS to the most comparable GAAP measure (diluted EPS), due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs (including legal, consulting and financing fees, and fair value gain or loss on foreign exchange (FX) forward contracts and interest rate hedges), the merger termination payment received, changes in income tax rates and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar FX rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company's debt and lease liabilities from adjusted diluted EPS.

For information regarding non-GAAP measures, including reconciliations to the most comparable GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Conference call details
CP will discuss its results with the financial community in a conference call beginning at 8 a.m. ET (6 a.m. MT) today.

Conference call access
Toronto participants dial in number: 1-416-764-8688
Operator assisted toll free dial in number: 1-888-390-0546
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the third-quarter conference call will be available by phone through to Oct. 27, 2021 at 416-764-8677 or toll free 1-888-390-0541, password 549569.

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning 2021 volume as measured in revenue ton-miles, adjusted diluted EPS growth, capital program investments, the U.S.-to-Canadian dollar exchange rate, annualized effective tax rate, other components of net periodic benefit recovery, cost control efforts, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates (as specified herein); effective tax rates (as specified herein); performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of the COVID-19 pandemic on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, shareholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the timing and completion of the pending KCS transaction, including receipt of regulatory and shareholder approvals and the satisfaction of other conditions precedent; interloper risk to the pending KCS transaction; the realization of anticipated benefits and synergies of the transaction and the timing thereof; the success of integration plans for KCS; the focus of management time and attention on the pending KCS transaction and other disruptions arising from the transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; potential changes in CP’s share price which may negatively impact the value of consideration offered to KCS stockholders; and the ability of the management of the Company, its subsidiaries and affiliates to execute key priorities, including those in connection with the pending KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2021	2020	2021	2020
Revenues (Note 3)
Freight	$1,896	$1,821	$5,822	$5,573
Non-freight	46	42	133	125
Total revenues	1,942	1,863	5,955	5,698
Operating expenses
Compensation and benefits	381	382	1,165	1,127
Fuel	199	140	623	483
Materials	51	53	164	162
Equipment rents	31	39	92	108
Depreciation and amortization	203	195	605	582
Purchased services and other (Note 9, 10)	303	275	932	853
Total operating expenses	1,168	1,084	3,581	3,315

Operating income	774	779	2,374	2,383
Less:
Other expense (income) (Note 4, 10)	124	(36)	253	89
Merger termination fee (Note 10)	—	—	(845)	—
Other components of net periodic benefit recovery (Note 14)	(95)	(86)	(286)	(257)
Net interest expense	104	114	315	346
Income before income tax expense	641	787	2,937	2,205
Income tax expense (Note 5)	169	189	617	563
Net income	$472	$598	$2,320	$1,642

Earnings per share (Note 1, 6)
Basic earnings per share	$0.71	$0.88	$3.48	$2.42
Diluted earnings per share	$0.70	$0.88	$3.46	$2.41

Weighted-average number of shares (millions) (Note 1, 6)
Basic	666.9	676.2	666.7	679.3
Diluted	669.8	679.0	669.8	681.8

Dividends declared per share (Note 1)	$0.190	$0.190	$0.570	$0.522
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Net income	$472	$598	$2,320	$1,642
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(17)	16	3	(18)
Change in derivatives designated as cash flow hedges	141	3	69	6
Change in pension and post-retirement defined benefit plans	53	44	158	134
Other comprehensive income before income taxes	177	63	230	122
Income tax expense on above items	(29)	(29)	(59)	(16)
Other comprehensive income (Note 7)	148	34	171	106
Comprehensive income	$620	$632	$2,491	$1,748
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2021	2020
Assets
Current assets
Cash and cash equivalents	$210	$147
Restricted cash and cash equivalents	13	—
Accounts receivable, net (Note 8)	811	825
Materials and supplies	227	208
Other current assets	190	141
	1,451	1,321
Investments	205	199
Properties	21,007	20,422
Goodwill and intangible assets	372	366
Pension asset	1,232	894
Other assets	405	438
Payment to Kansas City Southern (Note 10)	1,773	—
Total assets	$26,445	$23,640
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,744	$1,467
Long-term debt maturing within one year (Note 11, 12)	1,932	1,186
	3,676	2,653
Pension and other benefit liabilities	825	832
Other long-term liabilities	522	585
Long-term debt (Note 11, 12)	8,036	8,585
Deferred income taxes	3,918	3,666
Total liabilities	16,977	16,321
Shareholders’ equity
Share capital	2,008	1,983
Additional paid-in capital	68	55
Accumulated other comprehensive loss (Note 7)	(2,643)	(2,814)
Retained earnings	10,035	8,095
	9,468	7,319
Total liabilities and shareholders’ equity	$26,445	$23,640
See Contingencies (Note 16).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating activities
Net income	$472	$598	$2,320	$1,642
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	203	195	605	582
Deferred income tax expense (Note 5)	130	45	190	133
Pension recovery and funding (Note 14)	(62)	(65)	(188)	(192)
Foreign exchange loss (gain) on debt and lease liabilities (Note 4)	46	(40)	(39)	89
Other operating activities, net	(14)	56	(50)	11
Change in non-cash working capital balances related to operations	(227)	(296)	246	(448)
Cash provided by operating activities	548	493	3,084	1,817
Investing activities
Additions to properties	(372)	(484)	(1,111)	(1,341)
Investment in Central Maine & Québec Railway	—	—	—	19
Payment to Kansas City Southern (Note 10)	(1,773)	—	(1,773)	—
Proceeds from sale of properties and other assets	16	2	65	9
Other	—	(1)	(1)	—
Cash used in investing activities	(2,129)	(483)	(2,820)	(1,313)
Financing activities
Dividends paid	(127)	(113)	(380)	(339)
Issuance of CP Common Shares	4	3	20	32
Purchase of CP Common Shares (Note 13)	—	(400)	—	(945)
Issuance of long-term debt, excluding commercial paper	—	—	—	958
Repayment of long-term debt, excluding commercial paper (Note 11)	(318)	(49)	(349)	(74)
Proceeds from term loan (Note 11)	633	—	633	—
Net issuance (repayment) of commercial paper (Note 11)	713	459	(66)	(114)
Net increase in short-term borrowings	—	—	—	5
Acquisition-related financing fees (Note 10)	—	—	(45)	—
Other	(3)	—	(7)	11
Cash provided by (used in) financing activities	902	(100)	(194)	(466)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	10	(4)	6	12
Cash position
(Decrease) increase in cash, cash equivalents, and restricted cash	(669)	(94)	76	50
Cash, cash equivalents, and restricted cash at beginning of period	892	277	147	133
Cash, cash equivalents, and restricted cash at end of period	$223	$183	$223	$183

Supplemental disclosures of cash flow information:
Income taxes paid	$129	$311	$401	$455
Interest paid	$153	$163	$365	$383
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended September 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at July 1, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965
Net income	—	—	—	—	472	472
Other comprehensive income (Note 7)	—	—	—	148	—	148
Dividends declared ($0.190 per share)	—	—	—	—	(127)	(127)
Effect of stock-based compensation expense	—	—	6	—	—	6
Shares issued under stock option plan	0.1	5	(1)	—	—	4
Balance at September 30, 2021	666.9	$2,008	$68	$(2,643)	$10,035	$9,468
Balance at July 1, 2020	677.6	$1,990	$53	$(2,450)	$7,872	$7,465
Net income	—	—	—	—	598	598
Other comprehensive income (Note 7)	—	—	—	34	—	34
Dividends declared ($0.190 per share) (Note 1)	—	—	—	—	(128)	(128)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased (Note 13)	(5.3)	(15)	—	—	(381)	(396)
Shares issued under stock option plan	0.2	3	(1)	—	—	2
Balance at September 30, 2020	672.5	$1,978	$56	$(2,416)	$7,961	$7,579

	For the nine months ended September 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2021	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	2,320	2,320
Other comprehensive income (Note 7)	—	—	—	171	—	171
Dividends declared ($0.570 per share) (Note 1)	—	—	—	—	(380)	(380)
Effect of stock-based compensation expense	—	—	18	—	—	18
Shares issued under stock option plan	0.6	25	(5)	—	—	20
Balance at September 30, 2021	666.9	$2,008	$68	$(2,643)	$10,035	$9,468
Balance at January 1, 2020	685.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	1,642	1,642
Other comprehensive income (Note 7)	—	—	—	106	—	106
Dividends declared ($0.522 per share) (Note 1)	—	—	—	—	(353)	(353)
Effect of stock-based compensation expense	—	—	13	—	—	13
CP Common Shares repurchased (Note 13)	(13.7)	(39)	—	—	(877)	(916)
Shares issued under stock option plan	1.2	24	(5)	—	—	19
Balance at September 30, 2020	672.5	$1,978	$56	$(2,416)	$7,961	$7,579
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2021
(unaudited)

1    Basis of presentation

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of Canadian Pacific Railway Limited ("CPRL") and its subsidiaries (collectively, “CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2020 annual Consolidated Financial Statements and notes included in CP's 2020 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2020 annual Consolidated Financial Statements.

On April 21, 2021, the Company's shareholders approved a five-for-one share split of the Company's issued and outstanding Common Shares. On May 13, 2021, the Company's shareholders of record as of May 5, 2021 received four additional shares for every Common Share held. Ex-distribution trading in the Company’s Common Shares on a split-adjusted basis commenced on May 14, 2021. Proportional adjustments were also made to outstanding awards under the Company's stock-based compensation plans in order to reflect the share split. All outstanding Common Shares, stock-based compensation awards, and per share amounts herein have been retrospectively adjusted to reflect the share split.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company's Interim Consolidated Balance Sheets, Interim Consolidated Statements of Income, or Interim Consolidated Statements of Cash Flows. Likewise, accounting pronouncements issued, but not effective until after September 30, 2021, are not expected to have a material impact on the Company's Consolidated Balance Sheets, Consolidated Statements of Income, or Consolidated Statements of Cash Flows.

Future changes

Reference Rate Reform

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. From the end of 2021, banks will no longer be required to report information that is used to determine the London Interbank Offered Rate (“LIBOR”), which is a benchmark interest rate commonly referenced in a variety of contractual agreements. As a result, LIBOR or other reference rates used globally could be discontinued.

The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and sale or transfer of debt securities classified as held-to-maturity.

The guidance in the ASU was effective starting on March 12, 2020, and is available to be adopted on a prospective basis no later than December 31, 2022. The Company currently has a fully drawn U.S. $500 million non-revolving term credit facility referencing LIBOR that could be affected by the provisions of this ASU (See Note 11 - Debt). The Company also has a revolving credit facility that references LIBOR. The Company had no outstanding borrowings under the revolving credit facility as at September 30, 2021. The Company is evaluating the effects that the adoption of the ASU will have on its Consolidated Financial Statements and related disclosures, and whether it will elect to apply any of the optional expedients and exceptions provided in the ASU.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Freight
Grain	$352	$457	$1,244	$1,321
Coal	158	130	491	411
Potash	113	132	348	390
Fertilizers and sulphur	72	65	227	212
Forest products	89	85	259	244
Energy, chemicals and plastics	392	321	1,149	1,153
Metals, minerals and consumer products	196	152	535	474
Automotive	83	94	289	215
Intermodal	441	385	1,280	1,153
Total freight revenues	1,896	1,821	5,822	5,573
Non-freight excluding leasing revenues	25	27	75	80
Revenues from contracts with customers	1,921	1,848	5,897	5,653
Leasing revenues	21	15	58	45
Total revenues	$1,942	$1,863	$5,955	$5,698

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue, and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Opening balance	$245	$79	$61	$146
Revenue recognized that was included in the contract liability balance at the beginning of the period	(93)	(25)	(36)	(95)
Increase due to consideration received, net of revenue recognized during the period	4	5	131	8
Closing balance	$156	$59	$156	$59

4    Other expense (income)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Foreign exchange loss (gain) on debt and lease liabilities	$46	$(40)	$(39)	$89
Other foreign exchange (gains) losses	(7)	2	(9)	(2)
Acquisition-related costs (Note 10)	83	—	295	—
Other	2	2	6	2
Other expense (income)	$124	$(36)	$253	$89

5    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Current income tax expense	$39	$144	$427	$430
Deferred income tax expense	130	45	190	133
Income tax expense	$169	$189	$617	$563

The effective tax rates including discrete items for the three and nine months ended September 30, 2021 were 26.36% and 21.00%, respectively, compared to 23.97% and 25.52%, respectively for the same periods of 2020.

For the three months ended September 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the Kansas City Southern ("KCS") acquisition-related costs of $98 million, and foreign exchange ("FX") loss of $46 million on debt and lease liabilities.

For the three months ended September 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX gain of $40 million on debt and lease liabilities.

For the nine months ended September 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the KCS acquisition-related costs of $442 million, the $845 million (U.S. $700 million) merger termination payment received in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement"), and FX gain of $39 million on debt and lease liabilities.

For the nine months ended September 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX loss of $89 million on debt and lease liabilities.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2021	2020	2021	2020
Weighted-average basic shares outstanding	666.9	676.2	666.7	679.3
Dilutive effect of stock options	2.9	2.8	3.1	2.5
Weighted-average diluted shares outstanding	669.8	679.0	669.8	681.8

For the three and nine months ended September 30, 2021, there were 0.2 million and 0.1 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2020 - nil and 0.6 million, respectively).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, July 1, 2021	$110	$(101)	$(2,800)	$(2,791)
Other comprehensive income before reclassifications	6	101	—	107
Amounts reclassified from accumulated other comprehensive loss	—	2	39	41
Net other comprehensive income	6	103	39	148
Closing balance, September 30, 2021	$116	$2	$(2,761)	$(2,643)
Opening balance, July 1, 2020	$116	$(52)	$(2,514)	$(2,450)
Other comprehensive loss before reclassifications	(1)	—	—	(1)
Amounts reclassified from accumulated other comprehensive loss	—	2	33	35
Net other comprehensive (loss) income	(1)	2	33	34
Closing balance, September 30, 2020	$115	$(50)	$(2,481)	$(2,416)
(1)Amounts are presented net of tax.

	For the nine months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2021	$112	$(48)	$(2,878)	$(2,814)
Other comprehensive income before reclassifications	4	44	—	48
Amounts reclassified from accumulated other comprehensive loss	—	6	117	123
Net other comprehensive income	4	50	117	171
Closing balance, September 30, 2021	$116	$2	$(2,761)	$(2,643)
Opening balance, January 1, 2020	$112	$(54)	$(2,580)	$(2,522)
Other comprehensive income (loss) before reclassifications	3	(2)	—	1
Amounts reclassified from accumulated other comprehensive loss	—	6	99	105
Net other comprehensive income	3	4	99	106
Closing balance, September 30, 2020	$115	$(50)	$(2,481)	$(2,416)
(1)Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Amortization of prior service costs(1)	$—	$(1)	$—	$(1)
Recognition of net actuarial loss(1)	53	45	158	135
Total before income tax	53	44	158	134
Income tax recovery	(14)	(11)	(41)	(35)
Total net of income tax	$39	$33	$117	$99
(1)Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

	As at September 30, 2021			As at December 31, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Total accounts receivable	$655	$194	$849	$662	$203	$865
Allowance for credit losses	(22)	(16)	(38)	(25)	(15)	(40)
Total accounts receivable, net	$633	$178	$811	$637	$188	$825

	For the three months ended September 30, 2021			For the three months ended September 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(23)	$(15)	$(38)	$(26)	$(14)	$(40)
Current period credit loss provision, net	1	(1)	—	—	—	—
Allowance for credit losses, closing balance	$(22)	$(16)	$(38)	$(26)	$(14)	$(40)

	For the nine months ended September 30, 2021			For the nine months ended September 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(25)	$(15)	$(40)	$(27)	$(16)	$(43)
Current period credit loss provision, net	3	(1)	2	1	2	3
Allowance for credit losses, closing balance	$(22)	$(16)	$(38)	$(26)	$(14)	$(40)

9    Property sale

Gain on exchange of property and construction easements in Chicago

During the first quarter of 2021, the Company exchanged property and construction easements in Chicago with a government agency for proceeds of $103 million including cash of $61 million and property assets at a fair value of $42 million. Fair value was determined based on comparable market transactions. The Company recorded a gain in the first quarter within "Purchased services and other" of $50 million ($38 million after tax) from the transaction, and a deferred gain of $53 million which will be recognized in income over the period of use of certain easements.

For the three and nine months ended September 30, 2021, the Company recognized $5 million and $9 million, respectively, of the deferred gain into income.

10    Business acquisition

Kansas City Southern Transaction

On March 21, 2021, the Company entered into the Original Merger Agreement with KCS, under which CP agreed to acquire KCS in a stock and cash transaction representing an enterprise value of approximately U.S. $29 billion, based on the CP closing price on March 19, 2021, including the assumption of U.S. $3.8 billion of outstanding KCS debt.

On May 21, 2021, KCS terminated the Original Merger Agreement in order to enter into a merger agreement with Canadian National Railway ("CN") (the "CN Merger Agreement"). As a result, and under the terms of the Original Merger Agreement, KCS concurrently paid a merger termination fee of $845 million (U.S. $700 million) to the Company, recorded as "Merger termination fee" in the Company's Interim Consolidated Statements of Income during the second quarter of 2021.

On August 10, 2021, CP submitted a proposal to acquire KCS in a stock and cash transaction representing an enterprise value of approximately U.S. $31 billion, based on the CP closing price on August 9, 2021, which includes the assumption of U.S. $3.8 billion of outstanding KCS debt. The terms of the proposal were very similar in nearly every respect to those in the Original Merger Agreement, except for an increase in the share exchange ratio from 2.445 to 2.884. Following the Surface Transportation Board's ("STB") decision on August 31, 2021 to refuse CN and KCS's joint motion for voting trust approval in respect of the CN Merger Agreement, and after renewed negotiations with CP, KCS's Board of Directors deemed CP's proposal a "Company Superior Proposal", as defined in the CN Merger Agreement, and terminated the CN Merger Agreement.

On September 15, 2021, upon KCS's termination of the CN Merger Agreement, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with KCS. Pursuant to the terms of the CN Merger Agreement, KCS paid a merger termination fee of U.S. $700 million and refunded the CP merger termination fee of U.S. $700 million to CN (together, the "CN merger termination fees"). In connection with the Merger Agreement, the Company remitted $1,773 million (U.S. $1,400 million) to KCS on September 15, 2021 in connection with KCS's payment of the CN merger termination fees, recorded as "Payment to Kansas City Southern" in the Company's Interim Balance Sheets in compliance with the acquisition method of accounting.

Upon the approval of the transaction by the shareholders of both the Company and KCS, Mexican regulatory approvals, and satisfaction or waiver of customary closing conditions, the shares of KCS will be deposited into a voting trust subject to a voting trust agreement, pending final approval of the acquisition of control by the STB. Approval to use the voting trust has been received from the STB and CP currently expects to close the transaction into the voting trust in the first quarter of 2022. CP will use the equity method of accounting for the voting trust during the period when the shares are held in an independent voting trust while the STB considers the Company's control application. Subject to final approval of the transaction by the STB and any other remaining approvals of regulatory authorities, if applicable, the acquisition will be accounted for as a business combination using the acquisition method of accounting.

Under the Merger Agreement, common stockholders of KCS will receive 2.884 (exchange ratio) of the Company's Common Shares and U.S. $90 in cash for each KCS common stock held. Preferred stockholders of KCS will receive U.S. $37.50 in cash for each KCS preferred stock held.

The actual value of the transaction may fluctuate based upon changes in the price of the Company's Common Shares and the number of KCS common stock, preferred stock and equity awards outstanding on the closing date into trust. Subject to final approval of the transaction by the STB and other applicable regulatory authorities, the transaction is expected to be completed in the second half of 2022.

During the three and nine months ended September 30, 2021, the Company incurred $98 million and $442 million, respectively, in acquisition-related expenses associated with the Original Merger Agreement and Merger Agreement, of which $15 million and $147 million were recorded within "Purchased services and other", and $83 million and $295 million were recorded within "Other expense (income)" in each period, respectively. The acquisition-related expenses recorded within "Other expense (income)" include the changes in fair value and realized gain from settlement of the FX forward contracts, and changes in fair value of the bond locks and forward starting floating-to-fixed interest rate swaps associated with the anticipated debt issuance (see Note 12), and amortization of financing fees associated with the credit facilities (see Note 11). Total financing fees paid for a bridge facility associated with the pending KCS transaction during the three and nine months ended September 30, 2021 were $nil and $45 million, respectively, presented under Cash provided by (used in) financing activities in the Company's Interim Consolidated Statements of Cash Flows.

The Merger Agreement includes termination fees for both the Company and KCS. The Company or KCS will be required to pay a termination fee equal to U.S. $700 million if the Merger Agreement is terminated in certain circumstances, including if the Merger Agreement is terminated either because the Company's or KCS's boards of directors have changed their recommendation. KCS is also required, if the Merger Agreement is terminated in certain circumstances, to pay to the Company U.S. $700 million in return of the U.S. $700 million remitted to KCS by the Company in connection with the CN Merger Agreement termination. The Company will be required to pay a termination fee equal to U.S. $1 billion if the Merger Agreement is terminated in certain circumstances, including certain circumstances in which (i) the transaction has not been consummated by February 21, 2022 (or, in the event the authorizations required to be obtained from the relevant Mexican regulatory authorities are the only outstanding conditions to be satisfied or waived as of February 21, 2022, by May 21, 2022) because there is an injunction or similar order prohibiting the transaction or the voting trust transaction arising under applicable railroad laws or under Section 721 of the United States Defense Production Act of 1950 or (ii) a final non-appealable injunction or similar order is issued under applicable railroad laws or Section 721 of the United States Defense Production Act of 1950 prohibiting the transaction or the voting trust transaction.

11    Debt

During the third quarter of 2021, the Company repaid U.S. $250 million 9.450% 30-year debentures at maturity for a total of U.S. $250 million ($312 million).

Shelf prospectus

On June 21, 2021, the Company filed a new base shelf prospectus in each province of Canada and a registration statement with the Securities and Exchange Commission (“SEC”) to issue up to U.S. $8.5 billion in debt securities in the Canadian and U.S. capital markets over 25 months from the filing date.

Credit facilities

During the first quarter of 2021, the Company obtained commitments for a 364-day senior unsecured facility (the "original bridge facility") in the amount of U.S. $8.5 billion to bridge debt financing required to fund a portion of the cash component of the proposed KCS transaction. Effective April 9, 2021, the Company also amended the financial covenant within its revolving credit facility to provide flexibility upon the closing of the proposed KCS transaction. Effective May 21, 2021, upon termination of the Original Merger Agreement with KCS, the original bridge facility was terminated.

During the third quarter of 2021, the Company obtained commitments for a new 364-day senior unsecured facility (the "bridge facility") in the amount of U.S. $8.5 billion to bridge debt financing required to fund a portion of the cash component of the pending KCS transaction. As of September 15, 2021, the Company also entered into a U.S. $500 million unsecured non-revolving term credit facility with an initial due date of March 15, 2022. As at September 30, 2021, the Company had borrowings of U.S. $500 million ($637 million) under this facility at a weighted-average interest rate of 2.05%.

Effective September 29, 2021, the Company amended the financial covenant within its revolving credit facility to provide flexibility upon the closing of the pending KCS transaction. Effective September 24, 2021, the Company also extended the maturity dates of the U.S. $1.0 billion tranche to September 27, 2026 and the U.S. $300 million tranche to September 27, 2023 on this facility. As at September 30, 2021, the revolving credit facility was undrawn (December 31, 2020 - undrawn).

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at September 30, 2021, the Company had total commercial paper borrowings of U.S. $565 million ($720 million), included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance sheets (December 31, 2020 - U.S. $644 million). The weighted-average interest rate on these borrowings was 0.19% (December 31, 2020 - 0.27%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

12    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

For non-exchange traded derivatives classified as Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX, and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives are classified as Level 2.

The Company’s short-term financial instruments include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper and term loans. The carrying values of short-term financial instruments all approximate their fair values.

The carrying value of the Company’s debt and finance lease liabilities does not approximate their fair value. Their estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s debt and finance lease liabilities, including current maturities, with a carrying value of $8,611 million at September 30, 2021 (December 31, 2020 - $8,951 million), had a fair value of $10,533 million (December 31, 2020 - $11,597 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three and nine months ended September 30, 2021 was an unrealized FX loss of $168 million and $6 million, respectively (three and nine months ended September 30, 2020 - unrealized FX gain of $135 million and unrealized FX loss of $156 million, respectively) recognized in “Other comprehensive income”.

FX forward contracts
During the first nine months of 2021, the Company entered into various FX forward contracts totalling a notional U.S. $1.0 billion to fix the FX rate and lock-in a portion of the amount of Canadian dollars it may borrow to finance the U.S. dollar-denominated cash portion of the total consideration payable pursuant to the Original Merger Agreement with KCS. During the three months ended September 30, 2021, the Company settled the FX forward contracts and did not have any such contracts remaining as at September 30, 2021. For the three months ended September 30, 2021, the change in fair value of the FX forward contracts was a gain of $30 million. For the nine months ended September 30, 2021, the realized gain from settlement of the FX forward contracts was $13 million. These gains were recorded in "Other expense (income)" on the Company's Interim Consolidated Statements of Income.

Interest rate management

Forward starting swaps
In March and April of 2021, the Company entered into forward starting floating-to-fixed interest rate swap agreements ("forward starting swaps") with terms of up to 30 years, totalling a notional U.S. $2.4 billion to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes.

On May 21, 2021, the Original Merger Agreement with KCS was terminated which resulted in the Company ceasing hedge accounting for the U.S. $2.4 billion of forward starting swaps. However, as the note issuances were still reasonably possible to occur, fair value losses prior to this determination remained in “Accumulated other comprehensive loss”, net of tax, as of June 30, 2021. Subsequent to the notes issuance, $73 million in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense” ratably over the duration of the notes' hedged interest payments. Fair value losses of $104 million and $251 million during the period from May 21, 2021 through to the roll and re-designation described below were recorded within “Other expense (income)" on the Company’s Interim Consolidated Statements of Income for the three and nine months ended September 30, 2021, respectively.

Following CP entering into the Merger Agreement with KCS, the Company rolled the notional U.S. $2.4 billion of forward starting swaps but did not effect a cash settlement. Concurrently, the Company re-designated the forward starting swaps totalling U.S. $2.4 billion to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The changes in fair value on the forward starting swaps are recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense” ratably over the duration of the notes' hedged interest payments. Fair value gains subsequent to re-designation of $129 million were recorded within “Other comprehensive income” on the Company’s Interim Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2021.

As at September 30, 2021, the unrealized fair value loss derived from the forward starting swaps of $195 million was included in "Accounts payable and accrued liabilities" on the Company’s Interim Consolidated Balance Sheets. Changes in fair value of the forward starting swaps for the three and nine months ended September 30, 2021 were a gain of $25 million and loss $195 million, respectively.

Bond locks
In March 2021, the Company entered into seven-year interest rate bond locks totalling a notional $600 million to fix the benchmark rate on cash flows associated with a highly probable forecasted issuance of long-term notes.

On May 21, 2021, the Original Merger Agreement with KCS was terminated which resulted in the Company ceasing hedge accounting for the $600 million of bond locks. However, as the note issuances were still reasonably possible to occur, fair value losses prior to this determination remained in “Accumulated other comprehensive loss”, net of tax, as of June 30, 2021. Subsequent to the notes issuance, $2 million in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense” ratably over the duration of the notes' hedged interest payments. Fair value losses subsequent to May 21, 2021 of $7 million and $10 million were recorded within “Other expense (income)" on the Company’s Interim Consolidated Statements of Income for the three and nine months ended September 30, 2021, respectively.

Following CP entering into the Merger Agreement with KCS, the Company rolled the notional $600 million of bond locks but did not effect a cash settlement. Concurrently, the Company re-designated the bond locks totalling $600 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The changes in fair value on the bond locks are recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” will be reclassified to “Net interest expense” ratably over the duration of the notes' hedged interest payments. Fair value gains subsequent to re-designation of $10 million were recorded within “Other comprehensive income” on the Company’s Interim Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2021.

As at September 30, 2021, the unrealized fair value loss derived from the bond locks of $2 million was included in "Accounts payable and accrued liabilities" on the Company’s Interim Consolidated Balance Sheets. Changes in fair value of the bond locks for the three and nine months ended September 30, 2021 were a gain of $3 million and loss of $2 million, respectively.

13    Shareholders' equity

On January 27, 2021, the Company announced a normal course issuer bid ("NCIB"), commencing January 29, 2021, to purchase up to 16.7 million Common Shares in the open market for cancellation on or before January 28, 2022. As at September 30, 2021, the Company had not purchased any Common Shares under this NCIB.

On December 17, 2019, the Company announced a NCIB, commencing December 20, 2019, to purchase up to 24.0 million Common Shares for cancellation on or before December 19, 2020. Upon expiry of this NCIB, the Company had purchased 21.4 million Common Shares for $1,577 million.

All purchases were made in accordance with the NCIB at prevailing market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange ("TSX"), with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

The following table provides activities under the share repurchase programs:

	For the three months ended September 30		For the nine months ended September 30
	2021	2020	2021	2020
Number of Common Shares repurchased(1)	—	5,224,340	—	13,257,910
Weighted-average price per share(2)	$—	$75.88	$—	$69.11
Amount of repurchase (in millions of Canadian dollars)(2)	$—	$396	$—	$916
(1)Includes shares repurchased but not yet cancelled at end of period.
(2)Includes brokerage fees.

On October 1, 2021, the Company filed a registration statement with the SEC to issue up to approximately 264.7 million Common Shares to KCS stockholders as part of the purchase consideration payable pursuant to the Merger Agreement (Note 10).

14    Pension and other benefits

In the three and nine months ended September 30, 2021, the Company made contributions to its defined benefit pension plans of $4 million and $15 million, respectively (three and nine months ended September 30, 2020 - $9 million and $24 million, respectively).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2021	2020	2021	2020
Current service cost (benefits earned by employees)	$42	$35	$4	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	88	102	4	4
Expected return on fund assets	(240)	(236)	—	—
Recognized net actuarial loss	52	44	1	1
Amortization of prior service costs (recoveries)	—	(1)	—	—
Total other components of net periodic benefit (recovery) cost	(100)	(91)	5	5
Net periodic benefit (recovery) cost	$(58)	$(56)	$9	$8

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2021	2020	2021	2020
Current service cost (benefits earned by employees)	$128	$105	$10	$9
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	264	305	12	13
Expected return on fund assets	(720)	(709)	—	—
Recognized net actuarial loss	155	132	3	3
Amortization of prior service costs (recoveries)	—	(1)	—	—
Total other components of net periodic benefit (recovery) cost	(301)	(273)	15	16
Net periodic benefit (recovery) cost	$(173)	$(168)	$25	$25

15    Stock-based compensation

At September 30, 2021, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2021 of $26 million and $75 million, respectively (three and nine months ended September 30, 2020 - expense of $56 million and $110 million, respectively).

Stock option plan

Options issued prior to the share split described in Note 1 now each provide rights over five shares. For consistency, all number of options presented herein are calculated and shown on the basis of the number of shares subject to the options. In the nine months ended September 30, 2021, under CP’s stock option plans, the Company issued 1,339,886 options at the weighted-average price of $87.64 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $26 million. The weighted-average fair value assumptions were approximately:

For the nine months ended September 30, 2021
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	0.53%
Expected share price volatility(3)	27.14%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	2.61%
Weighted-average grant date fair value per option granted during the period	$19.05
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the nine months ended September 30, 2021, the Company issued 431,430 Performance Share Units ("PSUs") with a grant date fair value of approximately $37 million and 12,694 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $1 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the nine months ended September 30, 2021 is January 1, 2021 to December 31, 2023 and the performance factors are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for PSUs issued in 2018 was January 1, 2018 to December 31, 2020. The performance factors for 626,400 PSUs were ROIC, TSR compared to the S&P/TSX Capped Industrial Index, and TSR compared to the S&P 1500 Road and Rail Index. The resulting payout was 200% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2020. In the first quarter of 2021, payouts occurred on 570,056 total outstanding awards, including dividends reinvested, totalling $98 million. The performance factors for the remaining 184,875 PSUs were annual revenue for the fiscal year 2020, diluted earnings per share for the fiscal year 2020, and share price appreciation. The resulting payout was 125% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding the vesting dates. In the third quarter of 2021, payouts occurred on 169,272 total outstanding awards, including dividends reinvested, totalling $20 million.

Deferred share unit plan

During the nine months ended September 30, 2021, the Company granted 62,157 DSUs with a grant date fair value of approximately $6 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

16    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2021 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 and will be followed by a damages trial, if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent report. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.
(7)The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. This action is scheduled for trial on July 11 to 14, 2022.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and nine months ended September 30, 2021 was $2 million and $6 million (three and nine months ended September 30, 2020 - $2 million and $6 million, respectively). Provisions for environmental remediation costs are recorded in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at September 30, 2021 was $82 million (December 31, 2020 - $80 million). Payments are expected to be made over 10 years through 2030.

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Revenues
Freight	$1,896	$1,821	$75	4	$5,822	$5,573	$249	4
Non-freight	46	42	4	10	133	125	8	6
Total revenues	1,942	1,863	79	4	5,955	5,698	257	5

Operating expenses
Compensation and benefits	381	382	(1)	—	1,165	1,127	38	3
Fuel	199	140	59	42	623	483	140	29
Materials	51	53	(2)	(4)	164	162	2	1
Equipment rents	31	39	(8)	(21)	92	108	(16)	(15)
Depreciation and amortization	203	195	8	4	605	582	23	4
Purchased services and other	303	275	28	10	932	853	79	9
Total operating expenses	1,168	1,084	84	8	3,581	3,315	266	8

Operating income	774	779	(5)	(1)	2,374	2,383	(9)	—

Less:
Other expense (income)	124	(36)	160	(444)	253	89	164	184
Merger termination fee	—	—	—	—	(845)	—	(845)	100
Other components of net periodic benefit recovery	(95)	(86)	(9)	10	(286)	(257)	(29)	11
Net interest expense	104	114	(10)	(9)	315	346	(31)	(9)

Income before income tax expense	641	787	(146)	(19)	2,937	2,205	732	33

Income tax expense	169	189	(20)	(11)	617	563	54	10

Net income	$472	$598	$(126)	(21)	$2,320	$1,642	$678	41
Operating ratio (%)	60.2	58.2	2.0	200 bps	60.1	58.2	1.9	190 bps

Basic earnings per share(1)	$0.71	$0.88	$(0.17)	(19)	$3.48	$2.42	$1.06	44

Diluted earnings per share(1)	$0.70	$0.88	$(0.18)	(20)	$3.46	$2.41	$1.05	44

Shares Outstanding(1)
Weighted average number of basic shares outstanding (millions)	666.9	676.2	(9.3)	(1)	666.7	679.3	(12.6)	(2)
Weighted average number of diluted shares outstanding (millions)	669.8	679.0	(9.2)	(1)	669.8	681.8	(12.0)	(2)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.79	0.75	0.04	4	0.80	0.74	0.06	8
Average foreign exchange rate (Canadian$/U.S.$)	1.26	1.33	(0.07)	(5)	1.25	1.35	(0.10)	(7)
(1)As a result of the five-for-one share split of the Company's issued and outstanding Common Shares, which began trading on a post-split basis on May 14, 2021, per share amounts and all outstanding Common Shares for comparative periods of 2020 have been retrospectively adjusted.

Summary of Rail Data (Continued)

	Third Quarter					Year-to-date
Commodity Data	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$352	$457	$(105)	(23)	(21)	$1,244	$1,321	$(77)	(6)	(3)
- Coal	158	130	28	22	22	491	411	80	19	21
- Potash	113	132	(19)	(14)	(12)	348	390	(42)	(11)	(7)
- Fertilizers and sulphur	72	65	7	11	16	227	212	15	7	14
- Forest products	89	85	4	5	10	259	244	15	6	13
- Energy, chemicals and plastics	392	321	71	22	27	1,149	1,153	(4)	—	4
- Metals, minerals and consumer products	196	152	44	29	35	535	474	61	13	20
- Automotive	83	94	(11)	(12)	(8)	289	215	74	34	42
- Intermodal	441	385	56	15	16	1,280	1,153	127	11	13

Total Freight Revenues	$1,896	$1,821	$75	4	7	$5,822	$5,573	$249	4	8

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.56	4.33	0.23	5	8	4.36	4.44	(0.08)	(2)	1
- Coal	3.65	2.93	0.72	25	25	3.40	3.11	0.29	9	10
- Potash	2.87	2.62	0.25	10	12	2.74	2.66	0.08	3	7
- Fertilizers and sulphur	6.31	6.14	0.17	3	8	6.18	6.26	(0.08)	(1)	5
- Forest products	6.27	5.81	0.46	8	13	6.04	6.01	0.03	—	7
- Energy, chemicals and plastics	6.19	6.95	(0.76)	(11)	(7)	5.94	6.41	(0.47)	(7)	(3)
- Metals, minerals and consumer products	6.55	6.60	(0.05)	(1)	4	6.42	6.82	(0.40)	(6)	—
- Automotive	20.60	24.10	(3.50)	(15)	(11)	20.97	25.41	(4.44)	(17)	(13)
- Intermodal	6.20	5.63	0.57	10	12	6.09	5.54	0.55	10	12

Total Freight Revenue per RTM	5.36	4.96	0.40	8	11	5.12	4.99	0.13	3	6

Freight Revenue per Carload
- Grain	$3,955	$3,671	$284	8	10	$3,842	$3,846	$(4)	—	3
- Coal	2,153	2,047	106	5	6	2,190	2,201	(11)	—	—
- Potash	3,156	3,028	128	4	7	3,031	3,071	(40)	(1)	2
- Fertilizers and sulphur	4,768	4,676	92	2	7	4,690	4,639	51	1	7
- Forest products	4,759	4,749	10	—	5	4,701	4,561	140	3	10
- Energy, chemicals and plastics	5,013	5,047	(34)	(1)	3	4,758	5,053	(295)	(6)	(2)
- Metals, minerals and consumer products	3,245	2,992	253	8	14	3,019	3,076	(57)	(2)	4
- Automotive	3,562	3,013	549	18	23	3,384	3,015	369	12	19
- Intermodal	1,627	1,540	87	6	7	1,581	1,496	85	6	8

Total Freight Revenue per Carload	$2,851	$2,763	$88	3	6	$2,799	$2,814	$(15)	(1)	3
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
Commodity Data (Continued)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Millions of RTM
- Grain	7,715	10,549	(2,834)	(27)	28,564	29,734	(1,170)	(4)
- Coal	4,334	4,437	(103)	(2)	14,451	13,209	1,242	9
- Potash	3,941	5,036	(1,095)	(22)	12,705	14,664	(1,959)	(13)
- Fertilizers and sulphur	1,141	1,059	82	8	3,673	3,387	286	8
- Forest products	1,419	1,463	(44)	(3)	4,290	4,059	231	6
- Energy, chemicals and plastics	6,330	4,620	1,710	37	19,328	17,981	1,347	7
- Metals, minerals and consumer products	2,992	2,303	689	30	8,328	6,951	1,377	20
- Automotive	403	390	13	3	1,378	846	532	63
- Intermodal	7,116	6,833	283	4	21,008	20,804	204	1

Total RTMs	35,391	36,690	(1,299)	(4)	113,725	111,635	2,090	2

Carloads (thousands)
- Grain	89.0	124.5	(35.5)	(29)	323.8	343.5	(19.7)	(6)
- Coal	73.4	63.5	9.9	16	224.2	186.7	37.5	20
- Potash	35.8	43.6	(7.8)	(18)	114.8	127.0	(12.2)	(10)
- Fertilizers and sulphur	15.1	13.9	1.2	9	48.4	45.7	2.7	6
- Forest products	18.7	17.9	0.8	4	55.1	53.5	1.6	3
- Energy, chemicals and plastics	78.2	63.6	14.6	23	241.5	228.2	13.3	6
- Metals, minerals and consumer products	60.4	50.8	9.6	19	177.2	154.1	23.1	15
- Automotive	23.3	31.2	(7.9)	(25)	85.4	71.3	14.1	20
- Intermodal	271.1	250.0	21.1	8	809.5	770.6	38.9	5

Total Carloads	665.0	659.0	6.0	1	2,079.9	1,980.6	99.3	5

	Third Quarter					Year-to-date
	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$381	$382	$(1)	—	2	$1,165	$1,127	$38	3	6
Fuel	199	140	59	42	49	623	483	140	29	36
Materials	51	53	(2)	(4)	(4)	164	162	2	1	3
Equipment rents	31	39	(8)	(21)	(16)	92	108	(16)	(15)	(9)
Depreciation and amortization	203	195	8	4	6	605	582	23	4	6
Purchased services and other	303	275	28	10	13	932	853	79	9	13

Total Operating Expenses	$1,168	$1,084	$84	8	10	$3,581	$3,315	$266	8	11
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	64,665	65,997	(1,332)	(2)	207,347	200,383	6,964	3
Train miles (thousands)	6,999	7,247	(248)	(3)	22,406	22,479	(73)	—
Average train weight - excluding local traffic (tons)	9,973	9,857	116	1	9,953	9,644	309	3
Average train length - excluding local traffic (feet)	8,285	8,082	203	3	8,192	7,831	361	5
Average terminal dwell (hours)	7.2	6.7	0.5	7	7.1	6.5	0.6	9
Average train speed (miles per hour, or "mph")(1)	21.7	22.5	(0.8)	(4)	21.4	22.1	(0.7)	(3)
Locomotive productivity (GTMs / operating horsepower)(2)	203	207	(4)	(2)	204	207	(3)	(1)
Fuel efficiency(3)	0.907	0.926	(0.019)	(2)	0.928	0.940	(0.012)	(1)
U.S. gallons of locomotive fuel consumed (millions)(4)	58.7	61.1	(2.4)	(4)	192.5	188.5	4.0	2
Average fuel price (U.S. dollars per U.S. gallon)	2.70	1.72	0.98	57	2.59	1.90	0.69	36

Total Employees and Workforce

Total employees (average)(5)	12,485	12,156	329	3	12,411	12,214	197	2
Total employees (end of period)(5)	12,262	12,166	96	1	12,262	12,166	96	1
Workforce (end of period)(6)	12,301	12,185	116	1	12,301	12,185	116	1

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.97	1.03	(0.06)	(6)	0.97	1.11	(0.14)	(13)
FRA train accidents per million train-miles	1.54	1.13	0.41	36	1.09	1.05	0.04	4
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three and nine months ended September 30, 2020, previously reported as 1.06 and 1.13, were restated to 1.03 and 1.11, respectively in this Earnings Release. FRA train accidents per million train-miles for the nine months ended September 30, 2020, previously reported as 1.06, was restated to 1.05 in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs (including legal, consulting, and financing fees and fair value gain or loss on FX forward contracts and interest rate hedges), the merger termination payment received, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first nine months of 2021, the twelve months of 2020, and the last three months of 2019 include:

2021:
•acquisition-related costs of $442 million in connection with the pending Kansas City Southern ("KCS") transaction ($343 million after current taxes of $94 million and deferred taxes of $5 million), including an expense of $147 million recognized in Purchased services and other and $295 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 51 cents as follows:
–in the third quarter, acquisition-related costs of $98 million ($80 million after current tax recovery of $61 million net of deferred tax expense of $43 million), including an expense of $15 million recognized in Purchased services and other and $83 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 12 cents;
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including an expense of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
–in the first quarter, acquisition-related costs of $36 million ($27 million after current taxes of $8 million and deferred taxes of $1 million), including an expense of $33 million recognized in Purchased services and other and $3 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 4 cents.
•merger termination payment received of $845 million ($748 million after current taxes) in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement") dated March 21, 2021 effective May 21, 2021, that favourably impacted Diluted EPS by $1.11; and
•a non-cash gain of $39 million ($34 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 5 cents as follows:
–In the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 6 cents; and
–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents; and
–in the first quarter, a $33 million gain ($29 million after deferred tax) that favourably impacted Diluted EPS by 4 cents.

2020:
•in the fourth quarter, a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 5 cents; and
•during the course of the year, a net non-cash gain of $14 million ($12 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 2 cents as follows:

–in the fourth quarter, a $103 million gain ($90 million after deferred tax) that favourably impacted Diluted EPS by 13 cents;
–in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 6 cents;
–in the second quarter, an $86 million gain ($82 million after deferred tax) that favourably impacted Diluted EPS by 12 cents; and
–in the first quarter, a $215 million loss ($198 million after deferred tax) that unfavourably impacted Diluted EPS by 28 cents.

2019:
•in the fourth quarter, a deferred tax expense of $24 million as a result of a provision for an uncertain tax item of a prior period that unfavourably impacted Diluted EPS by 3 cents; and
•in the fourth quarter, a $37 million non-cash gain ($32 million after deferred tax) due to FX translation of debt that favourably impacted Diluted EPS by 4 cents.

2021 Outlook

As a result of diminished expectations for the 2021-2022 Canadian grain crop and ongoing supply chain challenges, CP has updated its 2021 outlook. CP now expects volumes, as measured in RTMs, to grow by low single-digits year-over-year. In spite of the revised volume expectations, CP continues to expect double digit growth in Adjusted diluted EPS based on Adjusted diluted EPS of $3.53 in 2020. CP’s revised guidance continues to assume a decrease in Other components of net periodic benefit recovery by approximately $40 million versus 2020, an effective tax rate of approximately 24.6 percent and capital expenditure of $1.55 billion.

Although CP has provided a forward-looking Non-GAAP measure (Adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking Adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In recent years, CP has recognized acquisition-related costs (including legal, consulting, and financing fees and fair value gain or loss on FX forward contracts and interest rate hedges), the merger termination payment received, changes in income tax rates, and a change to an uncertain tax item. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the U.S.-to-Canada dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from Adjusted diluted EPS. Please see Note on Forward-Looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended September 30		For the nine months ended September 30		For the twelve months ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020	2020
Net income as reported	$472	$598	$2,320	$1,642	$2,444
Less significant items (pre-tax):
Acquisition-related costs	(98)	—	(442)	—	—
Merger termination fee	—	—	845	—	—
Impact of FX translation (loss) gain on debt and lease liabilities	(46)	40	39	(89)	14
Add:
Tax effect of adjustments(1)	(24)	2	3	(11)	2
Income tax rate changes	—	—	—	—	(29)
Adjusted income	$592	$560	$1,881	$1,720	$2,403
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 16.88% and 0.68% for the three and nine months ended September 30, 2021, respectively, 4.82% and 12.15% for the three and nine months ended September 30, 2020, respectively, and 13.58% for the twelve months ended December 31, 2020. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended September 30		For the nine months ended September 30		For the twelve months ended December 31
	2021	2020	2021	2020	2020
Diluted earnings per share as reported	$0.70	$0.88	$3.46	$2.41	$3.59
Less significant items (pre-tax):
Acquisition-related costs	(0.15)	—	(0.66)	—	—
Merger termination fee	—	—	1.26	—	—
Impact of FX translation (loss) gain on debt and lease liabilities	(0.07)	0.06	0.06	(0.13)	0.02
Add:
Tax effect of adjustments(1)	(0.04)	—	0.01	(0.02)	—
Income tax rate changes	—	—	—	—	(0.04)
Adjusted diluted earnings per share	$0.88	$0.82	$2.81	$2.52	$3.53
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 16.88% and 0.68% for the three and nine months ended September 30, 2021, respectively, 4.82% and 12.15% for the three and nine months ended September 30, 2020, respectively, and 13.58% for the twelve months ended December 31, 2020. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating income as reported	$774	$779	$2,374	$2,383
Less significant item:
Acquisition-related costs	(15)	—	(147)	—
Adjusted operating income	$789	$779	$2,521	$2,383

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended September 30		For the nine months ended September 30
	2021	2020	2021	2020
Operating ratio as reported	60.2%	58.2%	60.1%	58.2%
Less significant item:
Acquisition-related costs	0.8%	—%	2.4%	—%
Adjusted operating ratio	59.4%	58.2%	57.7%	58.2%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended September 30
(in millions of Canadian dollars, except for percentages)	2021	2020
Net income as reported	$3,122	$2,306
Average shareholders' equity	$8,524	$7,397
Return on average shareholders' equity	36.6%	31.2%

Reconciliation of Net income to Adjusted return

	For the twelve months ended September 30
(in millions of Canadian dollars)	2021	2020
Net income as reported	$3,122	$2,306
Add:
Net interest expense	427	458
Tax on interest(1)	(104)	(114)
Significant items (pre-tax):
Acquisition-related costs	442	—
Merger termination fee	(845)	—
Impact of FX translation (gain) loss on debt and lease liabilities	(142)	52
Tax on significant items(2)	16	(6)
Income tax rate changes	(29)	—
Provision for uncertain tax item	—	24
Adjusted return	$2,887	$2,720
(1)Tax was calculated at the adjusted annualized effective tax rate of 24.34% and 24.67% for the twelve months ended September 30, 2021 and 2020, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 2.57% and 11.22% for the twelve months ended September 30, 2021 and 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended September 30
(in millions of Canadian dollars)	2021	2020
Average shareholders' equity	$8,524	$7,397
Average Long-term debt, including long-term debt maturing within one year	9,877	9,385
	$18,401	$16,782
Less:
Significant items (pre-tax):
Acquisition-related costs	(221)	—
Merger termination fee	423	—
Tax on significant items(1)	—	—
Income tax rate changes	15	—
Provision for uncertain tax item	—	(12)
Adjusted average invested capital	$18,184	$16,794
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 0.51% for the twelve months ended September 30, 2021. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended September 30
(in millions of Canadian dollars, except for percentages)	2021	2020
Adjusted return	$2,887	$2,720
Adjusted average invested capital	$18,184	$16,794
Adjusted ROIC	15.9%	16.2%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, the acquisition-related transaction costs paid in cash, the merger termination payment received and the payment to KCS related to the pending KCS transaction, and the acquisition of Central Maine & Québec Railway ("CMQ"). Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related transaction costs paid in cash and the merger termination payment received related to the pending KCS transaction are not indicative of operating trends and have been excluded from Free cash. The payment to KCS and the acquisition of CMQ are not indicative of investment trends and have also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2021	2020	2021	2020
Cash provided by operating activities	$548	$493	$3,084	$1,817
Cash used in investing activities	(2,129)	(483)	(2,820)	(1,313)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	10	(4)	6	12
Less:
Acquisition-related costs	(1)	—	(47)	—
Merger termination fee	—	—	845	—
Payment to Kansas City Southern	(1,773)	—	(1,773)	—
Investment in Central Maine and Québec Railway	—	—	—	19
Free cash	$203	$6	$1,245	$497

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$352	$457	$(11)	$446	(21)
Coal	158	130	(1)	129	22
Potash	113	132	(3)	129	(12)
Fertilizers and sulphur	72	65	(3)	62	16
Forest products	89	85	(4)	81	10
Energy, chemicals and plastics	392	321	(12)	309	27
Metals, minerals and consumer products	196	152	(7)	145	35
Automotive	83	94	(4)	90	(8)
Intermodal	441	385	(5)	380	16
Freight revenues	1,896	1,821	(50)	1,771	7
Non-freight revenues	46	42	—	42	10
Total revenues	$1,942	$1,863	$(50)	$1,813	7

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,244	$1,321	$(41)	$1,280	(3)
Coal	491	411	(4)	407	21
Potash	348	390	(14)	376	(7)
Fertilizers and sulphur	227	212	(12)	200	14
Forest products	259	244	(15)	229	13
Energy, chemicals and plastics	1,149	1,153	(47)	1,106	4
Metals, minerals and consumer products	535	474	(27)	447	20
Automotive	289	215	(12)	203	42
Intermodal	1,280	1,153	(23)	1,130	13
Freight revenues	5,822	5,573	(195)	5,378	8
Non-freight revenues	133	125	(1)	124	7
Total revenues	$5,955	$5,698	$(196)	$5,502	8

FX adjusted % changes in operating expenses are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$381	$382	$(7)	$375	2
Fuel	199	140	(6)	134	49
Materials	51	53	—	53	(4)
Equipment rents	31	39	(2)	37	(16)
Depreciation and amortization	203	195	(3)	192	6
Purchased services and other	303	275	(6)	269	13
Total operating expenses	$1,168	$1,084	$(24)	$1,060	10

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$1,165	$1,127	$(24)	$1,103	6
Fuel	623	483	(25)	458	36
Materials	164	162	(3)	159	3
Equipment rents	92	108	(7)	101	(9)
Depreciation and amortization	605	582	(12)	570	6
Purchased services and other	932	853	(27)	826	13
Total operating expenses	$3,581	$3,315	$(98)	$3,217	11

FX adjusted % change in operating income is as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$774	$779	$(26)	$753	3

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$2,374	$2,383	$(98)	$2,285	4

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Long-term debt including long-term debt maturing within one year as at September 30	$9,968	$9,786
Net income for the twelve months ended September 30	$3,122	$2,306
Long-term debt to Net income ratio	3.2	4.2

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents.

(in millions of Canadian dollars)	2021	2020
Long-term debt including long-term debt maturing within one year as at September 30	$9,968	$9,786
Add:
Pension plans deficit(1)	323	287
Operating lease liabilities	274	325
Less:
Cash and cash equivalents	210	183
Adjusted net debt as at September 30	$10,355	$10,215
(1)Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA

Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense (income). Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery.

	For the twelve months ended September 30
(in millions of Canadian dollars)	2021	2020
Net income as reported	$3,122	$2,306
Add:
Net interest expense	427	458
Income tax expense	812	795
EBIT	4,361	3,559
Less significant items (pre-tax):
Acquisition-related costs	(442)	—
Merger termination fee	845	—
Impact of FX translation gain (loss) on debt and lease liabilities	142	(52)
Adjusted EBIT	3,816	3,611
Add:
Operating lease expense	71	79
Depreciation and amortization	802	760
Less:
Other components of net periodic benefit recovery	371	344
Adjusted EBITDA	$4,318	$4,106

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2021	2020
Adjusted net debt as at September 30	$10,355	$10,215
Adjusted EBITDA for the twelve months ended September 30	$4,318	$4,106
Adjusted net debt to Adjusted EBITDA ratio	2.4	2.5